Exhibit 99.1

The Metals Company Hires Bechtel Veteran Grant Lindner as Project Director to Advance its NORI-D Project, as CDO Anthony O’Sullivan Prepares to Step Down

●	As NORI Project Director, Grant Lindner will oversee the delivery and scaling of the Company’s first polymetallic nodule project

●	Lindner brings deep experience in delivering resource projects with BHP and Bechtel with an exceptional track record of building safe and capital-efficient greenfield and brownfield projects

●	Chief Development Officer Anthony O’Sullivan has resigned as the Company’s Chief Development Officer (CDO) for personal and health reasons, and will remain TMC’s CDO throughout a twelve-month transition period

NEW YORK, Oct 20, 2022 — The Metals Company (NASDAQ: TMC) (the “Company” or “TMC”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today announced that it has appointed Grant Lindner as Project Director for NORI as the Company looks to bring online its first polymetallic nodule project (NORI-D Project) to supply critical battery metals for the clean energy transition. Grant will play a key role in advancing all areas of the NORI-D Project including the submission of the Environmental Impact Assessment and exploitation application to the International Seabed Authority, and the safe delivery of offshore and onshore development plans. The Company also announced that its CDO Anthony O’Sullivan resigned as of October 14, 2022 for personal and health reasons, though he will remain in the position through a twelve-month transition period.

Grant brings extensive experience in delivering complex resource projects in the construction and mining industries and has delivered over $26 billion in project value during his 25-year career at leading engineering and construction group, Bechtel, and mining major, BHP. He has held senior executive roles for large-scale mining, smelter and refinery, material handling and marine projects and has a record of building high-performing teams to ensure efficient project delivery.

Gerard Barron, CEO and Chairman of The Metals Company, commented: “First I’d like to thank Tony for his considerable contributions to the company since joining us in 2017. It has been a pleasure to have him alongside me during such an important time in the evolution of the company and the industry. I’m grateful that he will provide us a year to transition, and I am hoping to count on his expertise and counsel well into the future.”

He added: “Bringing talent like Grant into the business strengthens our ability to deliver a high-quality exploitation application for NORI-D and get our first project into production. We are fortunate to have his considerable project leadership experience to deal with the complexities and uncertainties of doing something that has never been done before.”

Across two of its nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean, The Metals Company has identified 1.6 billion tonnes of wet nodules representing the largest undeveloped source of battery metals on the planet, with enough in situ nickel, cobalt, copper and manganese to electrify 280 million electric vehicles – equivalent to entire U.S. light vehicle fleet. NORI-D, the Company’s first project, is ranked by Mining.com as the largest undeveloped nickel project on the planet, with a higher nickel equivalent grade (3.2%) than any other major undeveloped nickel project.

About The Metals Company

TMC the metals company Inc. (The Metals Company) is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The company through its subsidiaries holds exploration rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga. More information is available at www.metals.co.

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Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside TMC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: regulatory uncertainties and the impact of government regulation and political instability on TMC’s resource activities; changes to any of the laws, rules, regulations or policies to which TMC is subject; the impact of extensive and costly environmental requirements on TMC’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the Clarion Clipperton Zone (CCZ) and recovery rates of impacted ecosystems; TMC’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; TMC’s ability to successfully enter into binding agreements with each of Epsilon Carbon and Allseas; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that TMC may recover; risks associated with collective, development and processing operations, including with respect to the proposed plant in India and Allseas’ expected development efforts; fluctuations in transportation costs; testing and manufacturing of equipment; risks associated with TMC’s limited operating history; the impact of the COVID-19 pandemic; risks associated with TMC’s intellectual property; and other risks and uncertainties, including those in the “Risk Factors” section in TMC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed by TMC with the SEC on November 15, 2021, and in TMC’s other future filings with the Securities and Exchange Commission. TMC cautions that the foregoing list of factors is not exclusive. TMC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TMC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.